Exhibit 10.1
EMPLOYMENT AGREEMENT

This Agreement by and between Merge Healthcare Incorporated, a Delaware corporation (the “Company”), and Steven Tolle (the “Executive”) dated as of the 1st day of November, 2012 (the “Effective Date”).

WHEREAS, the Executive has certain skills, experience and expertise which the Company has determined it desires to employ; and

WHEREAS, the Executive has indicated the desire to be so employed.  Therefore, in order to accomplish these objectives, the Company desires to enter into this Agreement.

1.                   At Will.  The employment relationship is “at will” and therefore can be terminated by either the Executive or the Company at any time for any reason not prohibited by law.

2.                   Terms of Employment.

(a)                 Position and Duties.

(i) The Executive shall serve as the Senior Vice President, Solutions Management, with such authority, duties and responsibilities as are commensurate with such position and as may be consistent with such position, reporting to the Chief Executive Officer.

(ii)      The Executive's services shall be performed in Chicago, Illinois; and,

(iii)      Excluding periods of vacation or sick leave (“Paid Time Off”), the Executive shall devote substantially all of his attention and time during normal business hours to the business and affairs of the Company.

(b)                 Compensation.

(i)            Base Salary.  The Executive shall receive an annual base salary (“Annual Base Salary”) of $260,000.
(ii)          Annual Bonus.  The Executive’s Annual Target Bonus shall be 50% of his Annual Base Salary ($130,000 as of the Effective Date).  50% of such Annual Target Bonus shall be based upon the Company meeting its Board established corporate performance goals and 50% of such Annual Target Bonus shall be based upon performance goals to be determined by the Board and agreed to by the Executive (to be prorated for the remainder of 2012).
(iii)         Other Benefits.  The Executive shall be entitled to participate in all employee welfare, perquisites, fringe benefit, vacation and other benefit plans, practices, policies and programs generally applicable to the senior executives of the Company.
(iv)        Expenses.  The Executive shall be entitled to receive reimbursement for all expenses incurred by the Executive in accordance with the Company's policies for its senior executives as in effect from time to time.

(c)            Termination of Employment.  The Executive shall be entitled to receive twelve (12) months of severance in the event that his employment is terminated for any reason other than cause, death or disability and conditioned upon the execution of a severance and release agreement that is acceptable to the Company.  “Cause” means (i) an act or acts of material personal dishonesty on the part of the Executive in connection with his employment, (ii) habitual and repeated violation by Executive of his obligations to the Company (including a material violation of, or material failure to comply with, the Company’s policies) which is not remedied within fifteen (15) days of the date of Executive’s receipt of notice from the Company of such violation, or (iii) Executive’s conviction of, or entering of a guilty or nolo contender plea with respect to, any crime punishable as a felony.  Such severance entitlement shall continue so long as the Executive is an employee of Merge Healthcare or its successor or assign.
3.                   Covenants.
(a)            The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its subsidiaries, and their respective businesses, which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement), and the customer and client relationships to which the Company will expose Executive and which Executive will develop on behalf of the Company in the course of his duties hereunder.
(b)            All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or any of its Affiliates, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by Executive will be the sole and exclusive property of the Company.  Executive agrees to safeguard all Documents and to surrender to the Company, at the time Executive’s employment terminates all Documents then in Executive’s possession or control.
(c)            Executive agrees to cooperate, in a reasonable and appropriate manner, with the Company and its attorneys, both during and after the termination of Executive’s employment, in connection with any litigation or other proceeding arising out of or relating to matters in which Executive was involved prior to the termination of Executive’s employment.
4.                   Successors.
(a)            This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
5.                   Miscellaneous.
(a)            This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to any state’s principles of conflict of laws.  The parties hereto irrevocably agree to submit to the jurisdiction and venue of the courts of the State of Illinois, in any action or proceeding brought with respect to or in connection with this Agreement.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)            The term “subsidiary” or “subsidiaries” as used in this Agreement shall refer to any and all direct and/or indirect subsidiaries of the Company.
(c)            All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
 If to the Executive:
 At the most recent address on file for the Executive at the Company.
 If to the Company:
 Merge Healthcare Incorporated
 200 East Randolph Drive, Suite 2435
 Chicago, IL  60601
 Attention:   General Counsel
(d)            The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(e)            The Company may withhold from any amounts payable under this Agreement such Federal, state, or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(f)            The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and the Company has caused these presents to be executed in its name and on its behalf, all as of the Effective Date.
Executive

/s/ Steven Tolle
Steven Tolle

Merge Healthcare Incorporated

By:	/s/ Justin C. Dearborn

Its:	President